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On May 20, 2021, OneSpan Inc. published a transcript of its May 19, 2021 presentation at the Needham Virtual Technology & Media Conference. A copy of the transcript can be found below.

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Company Name: OneSpan Inc. (OSPN)

Event: 16th Annual Needham Virtual Technology & Media Conference

Date: May 19, 2021

<<Mike Cikos, Analyst, Needham & Company>>

Hi, everyone. Thanks for joining us today at the Needham's 16th Annual Virtual Media and Tech Conference. With us today, we have OneSpan. We have the CEO, Scott Clements, who will open up with prepared remarks and a slide presentation. And then any time at the end, we will devote to Q&A. If you do have questions, feel free to send them in through the chat function or you can email me directly at mcikos@needhamco.com.

And with that, Scott, thanks for joining us and let's kick it off.

<<Scott M. Clements, Chief Executive Officer and President>>

All right, Mike, thanks a lot and good afternoon everyone. Thanks for joining us here today. I appreciate you taking time to listen to our story of OneSpan. So I'm going to go through the – I'll go through the presentation here and try to give you an overview. I'm going to just shut off my camera here while we're doing the presentation. And so I don't distract you and then I'll come back on video at the end.

All right. So let me start out with the company overview. OneSpan is a company that's been around for about 27 or 28 years now. It's a leader in securing high-value digital transactions predominantly in financial institutions around the world, which you can see here. We're a very global company. 60% of the top 100 global banks are our customers along with thousands of other institutions and companies across a number of verticals.

We have, by our own estimation saved about $15 billion in fraud losses over the last decade through the use of our solutions, primarily at the financial services companies. You can see the market on the right here. This is focused on financial services and not on the broader market space, so just really looking at financial services here. This is better than $10 billion to $15 billion opportunity set within financial services. We break it down into these three categories for these purposes. Our traditional security and anti-fraud offerings, e-signature and then identity verification technologies for digital account onboarding and so on, all sizable markets, all growing and solidly, certainly the e-signature and the identity verification growing the fastest among these three segments.

Quick view of our most recent Q1 highlights. Solid quarter performance with ARR growth on near the top end of our guidance at 29%. The growth of subscription and term license ARR was quite a bit higher than that at over 50% and that gets then drawn down somewhat to the 29% number based on the maintenance – software maintenance proportion of our recurring revenue, which, of course, grows more slowly than the subscription in term license.

The subscription revenue growth alone was quite strong. When you look at it from a revenue point of view, up close to 50% and 87% of our software and services revenue in the first quarter were recurring. That is well ahead of the target that we set for ourselves a couple of years ago, we initially set the target at 75% by 2023 or 2022 I believe it was. We raised that goal to 85% here a few quarters ago, and it looks like we're already above that mark at this point. And we will be essentially or materially done with that transition to recurring revenue from perpetual license revenue at the end of 2021. We'll still have a little bit of perpetual license revenue left. It will probably be $10 million or under. We'll continue to go down a little bit more after that. And the focus then will really be not so much on trying to convert a little bit of remaining perpetual, but really driving growth in the recurring category.

So OneSpan today, we can think of the company as having two key business areas. On the left is the current incarnation of the traditional authentication and digital identity, security product category and on the right is a secure process digitization, which I'll come back to in a moment. On authentication and digital ID, it's really the contemporary solution for multi-factor authentication to secure remote banking and other high value digital transactions that are occurring at large scale. This is one of the attributes of our security business is that we can deploy efficiently at the level of millions of users and we do it all the time. It's an integrated and flexible portfolio of capabilities around authentication and identity.

And it can use both hardware authentication devices, which of course you've had for a long time and then also our mobile phone and mobile device authentication software applications and they can really be used interchangeably. They will connect and operate with the same backend cloud or on-premise software. Really, you can run a mobile and hardware authenticators together with an on-prem host or together with a SaaS host or separately, really however the customer wants to do it, we can support that.

The host site software, of course, then integrates with the customers’ back-office systems and then we manage all of the security and transaction communications, on it goes on between the end points and the host. Our customers are banks formally, of course, but the users generally are the banks’ consumer and commercial customers. That’s important to understand that.

Our mobile phone offerings not only provide authentication services, but also do things like manage biometric interfaces and protect the bank’s mobile application from being penetrated, or hijacked, or hacked. It’s important to note that most of our large customers, our top 20 customers, for example, 19 of those top 20 customers use a mixed environment of our mobile solutions and our hardware authenticators, and more than half of our top 200 customers do the same.

On the right hand side here, we have secure process digitization. The core of this is our OneSpan Sign e-signature offering. The reason that we are now beginning to talk about this business area with the secure process digitization headline is because we're beginning now to expand that core e-signature capability upstream and downstream. So upstream with our digital identity verification capabilities that we've been developing over the last couple of years, those are being integrated to the core e-signature offering. And then downstream later this year, we'll be releasing a new remote online notarization capability to support high value, complex transactions that do require notarization.

And then underneath all, that is the capability that we introduced just here a few weeks ago, which is called our Virtual Room capability. And that is a set of services that integrate video contact like we're having here today with co-browsing technology, so that when a bank or an institution is for example, taking a customer through a complex mortgage signing that has lots of complexity, lots of documents, lots of things to think about, the bank or the institution can be really there live with the customer, stepping them through controlling the process of moving through the documents on behalf of the customer.

So, it really creates a level of intimacy with the customer in the digital space that has been difficult to achieve in the past. So, we're very excited about some of those new extensions and offerings. They are much higher value per transaction than a core e-signature is. And so, we think this is not only over the next couple of years a growth accelerator, but also it will elevate the average price per transaction that we see in the business.

Here is a summary of some of the end markets that we serve. And the customers, many of the customers that we serve within those markets, banking of course, and no surprise we are a significant player in other types of financial services supporting auto lending, for example. And there's a number of customers in here that are involved in that. And then insurance is also a big vertical for us, particularly in e-signature.

And then you've heard me talk to some of you over the last few quarters about our increasing interest in government and healthcare. We do have a meaningful presence in those today but we see opportunities that will benefit from a more strategic approach to these two verticals. And we've been testing some different approaches here, and you'll start to see and hear more about that, I think, as we get into the latter part of this year and into 2022.

The evolution of the company has been done according to a plan. I think a pretty clear plan that we've operated from internally that stretches out over a number of years. And this was necessary because of the level of transformation that really needed to take place with the company. It wasn't really just about launching some new products, or entering a new market, it was about building fundamental capabilities in software development, fundamentally new IT systems to support the business in ways that we did not before. The ability to collect, manage and analyze data around our business, around our customer activities.

And then build out or shift and transition the company to recurring revenue model is what we're talking about. We're almost done with here shortly, really developing a consistent, common set of platform services that will make us more agile, reduce our cost to deliver and provide a very consistent user experience across our offerings. And then as we look ahead, really increasing our focus on innovation. And I talked a little bit about adjacency expansion already. So, this was important that we take a building block approach like this, given where we were coming from and what our ambitions are for the company. And so, this has worked well. And I think we're kind of in the three and four level and a little bit into the five level of this model at this point in time.

I think the financial results that we're getting in the areas of focus around software and services and recurring revenue, those results are looking, I think, good. You can see annual recurring revenue, which I talked about, has been growing quite strongly. Our current goal is to keep that in the 25% to 30% range, generally. We'll go a little bit above that or a little bit below that from time to time, but really in that range. The growth from our existing customers is really important to us as a vertical business, historically, a vertical business that has a strong representation in that vertical. Repeat business from customers is really central to the health of the company and the business. And we'd been running a dollar base net expansion at around 120%, pretty consistently here over quite a few quarters.

And then gross margins have sustained, even improved a little bit over the last couple of years. We expect some continued improvement going forward as the revenue mix shifts more towards software and services, which run at a marginal rate that's significantly above the 70%, which is the blended rate for the total company. So good performance I think there on gross margin and in these other metrics.

This is just a slide that gives you a little bit of a perspective on the solutions that we think are going to be important to driving and continuing to drive that recurring revenue going forward. The top three I've already talked about a little bit are in our process digitization, part of the company with OneSpan sign, and then some of the new features that I described which we think are going to be very valuable and accepted by our customers.

And then on the bottom here, the multiple security piece, the key driver of our terminal license revenue, it's a very, very extensive set of offerings. We’re within mobile security suite and it's been growing for us very well. We're increasing our investment in mobile security this year to further develop that product and move it to a next generation setting. And then of course our cloud authentication products, which we've just introduced in the last couple of years are seeing some good traction, particularly with the most recent release of our OneSpan cloud authentication product. So these are some of the ones that we need to keep an eye on that will be the key drivers of our recurring revenue growth in the years ahead.

I talked a little bit about that dollar base net expansion. This is a look of how our product penetration in our top 200 customers has evolved over the last few years. The gray column here is back in 2015 just before I joined the company and the purple is current. And so what you see here is that the server authentication, the on-premise authentication software has – is a declining percentage of our customer base. Authentication tokens still a very significant penetration to our customer base, as I've already mentioned, but falling from a near 100% five or six years ago.

And then on the other hand, what you see picking up here is mobile security, growing to north of 60% of our top 200 customers. And then the really new stuff in terms of e-signature and our cloud-based security offerings, gaining a significant penetration over the last few years here. And you can look at the cloud-based security against the server authentication the one all the way on the left there. And you can see how that shift is taking place from the on-prem authentication product to the cloud-based authentication product.

So I want to just to talk on the next few slides here about some of the changes that we have been making in the company that are driving the results and the outcomes that I've been speaking about here. We have significantly increased our R&D investment in our solutions over the last few years as you can see. That incremental investment has all gone into the mobile and the cloud products essentially and the platforms that drive those products of course. And so that has been a really important part of our program for the future, adding a significant talent including at the very senior levels of the company and building out a modern agile, scrum-based software development model that is the appropriate one for our business.

We've also done a significant amount of work in realigning our salesforce to support this shift to software and services and cloud-based solutions. As our business has evolved away from the concentration on hardware some years ago to where we are today, we have shifted that sales capacity and capability and skill set year-by-year to match the revenue construct that the company had at that time. And so today, we have more salespeople and we have more of the salespeople that we have, which are really focused primarily on software and services and the things that really drive recurring revenue and a smaller proportion of our sales team that has been dedicated to selling our hardware products to our customers.

We've also aligned our incentive compensation, our executive incentive compensation with the strategy that I've been describing. You can see here that back in 2016, the last full year before I joined the company, the incentive compensation plan, actually that was the first year I was with the company. I guess, that's the correct way to say it. The annual incentive plan and the long-term plan were really very traditional type plans. And they were really driven by the fact that the company was primarily a product company in those days.

Each year, since that time, we have evolved the executive compensation model to reflect the evolution of the business as we did with the sales organization. And so you can see today, or last year, this is actually last year's information. We have the large majority of executive incentive compensation tied to software and services and increasingly to the recurring revenue piece. Looking at both revenue, ACV contract bookings and the profitability metrics related to that. And when we don't show it here on the slide, but when we look ahead to 2021, the incentive comp has continued to evolve and is now really focused even more on ARR in 2021. And then you can see the long-term incentive plan also has now added a TSR component along with top and bottom line measures.

At the same time, as we were evolving our organization, our capabilities consistent with our strategy, we've really done the same thing with our board of directors. Our board has evolved very dramatically since 2016 and the last two years, we've added six new directors, all of them with skills that are highly relevant to the direction and the strategy of the company. And these are people that we've added that are – I would say, executive practitioners.

So these are people who have not just been in cloud companies and software companies, but who have run important businesses, led those businesses through transformations from being a more traditional company to being a cloud-centric company. And so these are exactly the kind of people in the skill sets that we need and that we've added. And you can see that the average tenure of our board has dropped in half from what it was back in 2016.

We now have an independent chair, board chair back in 2016, Ken Hunt, the founder was still the chair. And we have significantly increased the diversity of our board as well over that time period. So this is now the standing board that has the skills that we need going forward and one that has been very helpful to me in doing my job every day.

So this just gives you a kind of a quick summary of some of the things that we've been talking about and how the company is evolving and how the financial numbers are reflecting that evolution. We've got a strong, double-digit ARR growth, great retention dollar based net expansion retention. And we set a target of 85% of our software and services being recurring by 2022. And we've already hit 87% in the first quarter of this year. I'm not sure if we'll drop back below that 85% this year, but if we do, it won't be by much, we're going to be, I think very close to that 85% for the year.

So just a quick look at the guidance for this year in revenue $215 million to $225 million, recurring will be $120 million to $125 million of that, ARR growth running around the middle of 25%, part of the range that we laid out and adjusted EBITDA on the bottom line will be approximately a breakeven we think this year. That's the guidance we gave earlier this year for the full year, we just affirmed that guidance as we reported Q1 and so far so good.

I think one thing it's important to notice about the adjusted EBITDA line there. I talked about the increases in R&D investment we've made. The increases in selling expense and marketing that we've made over that time. The people that we've hired the talent, all of that, that's all been funded through the P&L. And throughout that process, we have maintained a really strong balance sheet somewhere around $115 million in cash right now. And kept our balance sheet debt free as part of that.

So I think we've been pretty efficient in terms of driving investment that is resulting in the recurring revenue growth that we're seeing here. And we think we'll really start to show through in 2022. One of the challenges that we have this year is about a $15 million to $20 million headwind from the transition from perpetual license to a term and subscription revenue. That headwind will – as I said earlier, largely be behind us as we go into 2022. And so the growth that we're seeing in recurring revenue will become, I think, more visible as we go into 2022 and as the hardware product line does slow its descent. I think it will start to decline less rapidly as we go into 2022.

So I think that's probably the key points to be covered today in terms of the presentation. And so Mike, if we want to go ahead and try to take some questions, I'm happy to do that.

<<Mike Cikos, Analyst, Needham & Company>>

Terrific. Thanks, Scott. And just a reminder to anyone who's listening in, if you want us to send questions, please send them through either the chat function or then you can email me direct at mcikos@needhamco.com. Scott, we did receive a couple of questions during the presentation. I wanted to visit before I tacked on my own.

The first is if you could talk to the presence you guys have in the financial vertical, how sticky are these relationships, and it looks like the investors trying to get a better understanding of your position with customers from a switching cost ability. And I guess how entrenched you are, or maybe you can talk to the durability of these relationships you currently have in place?

<<Scott M. Clements, Chief Executive Officer and President>>

Yeah, that's a really central part of the business model and an important part of our ability to continue to grow. I think is the stickiness that we have with those customers. This was one of the reasons that we continue to believe that there's a lot of value in the hardware authentication products as part of our – is owning that as part of our solutions to the customer, because these things are very tightly integrated on the host side and on the endpoint side and they are sticky.

And so if we have a customer, for example, who has been primarily a hardware authentication customer, and then they want to add a mobile component to that which has been going on for many years. So this isn't something new, obviously. The rest of the system that they already have in place we'll work with the mobile offerings. They don't have to change the backend. They don't have to do anything on the – with the tokens. They can add mobile security to their offering to protect their mobile applications and so on without changing, anything on the backend.

So and that stickiness is really driven by a few things. One is that banks are very cautious about adding new security vendors because of what's at stake for them in terms of their brand, their customer relationships, financially everything. And so there's a very significant usually qualification process that a new supplier has to go through at a very large institution. And so there's a real desire where possible that the people in the institution would like to use an already qualified supplier because of the level of effort that it takes to bring in a new one.

And so and I think the second thing is just our proven ability to operate at scale over the last 20 plus years both in terms of mobile and in terms of hardware authentication, it's really something that we can do it very cost effectively and really offer that sort of heterogeneous endpoint environment. That's a reflection of the customer base that the bank has. Big banks have millions of customers, some of whom are young and digitally native, and some of whom are probably more my mother's generation who maybe aren't that good with a mobile device and a hardware token really works well for them.

So I think that's the nature of why we have these relationships. And it's also that shows up and the dollar base net expansion numbers that I've talked about here, being around 120%, you see a big part of our business is additional orders and expansion orders from existing customers. And that's a great kind of business to have, obviously.

<<Mike Cikos, Analyst, Needham & Company>>

Great. Thank you for that. And another question, I guess this was more about the product announcement you guys have had, but there was a comment earlier in the presentation regarding OneSpan moving maybe further downstream for online notarization, which is expected to be released later this year. I guess the question is more around, can you get more specific with later this year is it a 4Q? And then the other comment, can you talk to how much this is a customer and market pull versus OneSpan seeing a natural adjacency or expansion into this market? I guess, were customers asking you to offer the solution?

<<Scott M. Clements, Chief Executive Officer and President>>

Yeah, yeah. So, I think in terms of the timing, there there’ll be multiple releases of this, like most software products, there’s an initial release, and there’ll be lots of releases after that enhanced the product, add more integrations, all those kinds of things. So, I think we’ll see, well, first of all, the visual, well the IDV integration is happening now that will be available in late this quarter or early in the third quarter. The remote online notarization is probably more of a fourth quarter release for this year, I would say. And the other product that you have – the name, the virtual room, I want to call the virtual room. The virtual room is already released, that was released just a few weeks ago.

And in terms of sort of why these products, there – these are things that our customers are asking for that that’s really the net of it. We have a lot of big institutions who are our customers and other types of businesses that use our e-signature that have this desire, this real need and opportunity to move as much of the transaction online as they can. And so we’re going, the really important part of that obviously is that e-signature piece, but also that ability to digitally verify someone’s identity in a way that’s consistent with the needs of the institution or the organization. And then the ability to sort of complete that transaction in the digital space when notarization required, is required in doing that in an environment that’s intimate between the institution and a customer that ability to really help the customer through the process face-to-face and take control when that’s necessary to deliver a great user experience. These are the fine details in some cases, but I think what’s often been missing and things is the way they happen in the digital channel.

<<Mike Cikos, Analyst, Needham & Company>>

Thanks for that. Another question, I guess, coming back to maybe I don’t know if it’s go to market related or customer or a combination of both here, but it seems that they’re looking to gage your government and healthcare exposure where you guys currently have customers there. But I guess the question is around these initiatives that you have in place in the strategic testing that you guys are doing, you further lay that out or talk to maybe is there a more advanced or changing go-to-market for those verticals, again, because of the high bar or potential barriers that you’re going to break in.

<<Scott M. Clements, Chief Executive Officer and President>>

Yeah, yeah. So, we have some good representation in those verticals already. You could see from the logos, we have a much of that in government is e-signature driven. But you can see the Joint Chiefs of Staff and other DoD departments, and the Census Bureau and so on, use our e-signature product. And many of those have for quite some time. And in the security space, there is a big shift going on, we believe in government. And that’s not just in the U.S., that’s around the world. Many of you, I think, would have seen the policy statement from the President last week about cybersecurity, and he specifically mentions in that greater use of multi-factor authentication for example. And so and then there are many issues around digital identity related to digital government services and other things in many, many parts of the world.

So this is a – I think a significant acceleration of the use of digital channel in government, for many reasons and the need to better secure those people who are already using a digital channel and who are government employees, and so on given all of the losses of PII and the other attacks that have happened over recent years. And I think this infrastructure attack on a pipeline here over the last couple of weeks is just another one of those things that really gets people’s attention to realize how serious this could be. And we’ve also seen attacks on water supply systems and so on. So, I think there’s a tremendous elevation of this issue within government.

In healthcare it’s really more about the digital, the bigger use of digital services in healthcare to access to access care, to access resources to prescribe digitally do all the kinds of things that we do in so many other businesses and bring that to bear in the medical arena, in the healthcare arena.

And so I think there is a huge amount of venture investment going into remote healthcare and digital health care, telehealth. I guess we could call it in the last a year or two; it’s one of the biggest areas of additional venture investments. So again, a lot of underlying factors here they say that these are going to be areas of real growth potential and we like them too, because we don’t really have to change our products all that much, to participate in those spaces.

Now the other part of the question that you asked was go-to-market and we will be much more heavily using partners and channel partners. And so on as we go into those spaces, I think it will be, there are very established parties there, both on an OEM basis and just a channel basis. So that’s the I think the likely approach in both of those markets is a little less emphasis on direct selling and more on channel and OEM partnerships.

<<Mike Cikos, Analyst, Needham & Company>>

Great. Thanks for that. And talking to sales there is a comment here, I guess along the lines of hiring or strategic or compensation perspective. But it looks like the question agrees with the idea that you should be incentivizing sales folks on ARR as we look out to 2021, 2022. But I guess how much education is needed at this point for sales folks, however, is it finding some of these hires and making sure they are aligned with the strategy?

<<Scott M. Clements, Chief Executive Officer and President>

Yeah, so I think in sales compensation, first of all, we’ve significantly evolved our sales compensation model every year for the last three, four years. And we’ve done that to reflect again, the evolution of the business, you have to move all these things kind of together at the same pace in terms of product, in terms of compensation, in terms of sales skills, IT services, all of those things really have to move forward and in a coordinated way.

And so, we’ve worked very hard to do that. And today our sales compensation model is highly focused on a recurring revenue term license and subscription revenue. There is very little opportunity to frankly, to make money on perpetual type contracts. So I think we’re at a pretty good place on the compensation. We have changed out a lot of salespeople over the last few years and brought in a lot more people with enterprise selling experience.

We have done a lot in terms of training. I think we can do more there. I think we do need to do more there in terms of education, training. And, of course the, with any sales organization, you get a certain amount of washout every year, where people are not maybe the right people. And so we do continue to, when we see that happen, maybe somebody who turns out not to be quite right, of course, we’ll let them go and bring in someone who is appropriate because it doesn’t do any good for the anybody, to have a salesperson in the wrong kind of a role.

<<Mike Cikos, Analyst, Needham & Company>>

Absolutely. Okay. And coming down to the wire here, less than a minute left, so it’s a quick one, but the other question that came in was, do you see a solid recovery in your European bank business as the pandemic situation improves, similar to what or I guess, similar to how the recoveries played out so far in travel and hospitality?

<<Scott M. Clements, Chief Executive Officer and President>

I think so. We’ve seen it happening a little bit in the United States. One of the key drivers of our business is new account opening and account churn that all really slowed down globally in 2020 because of the branches were closed and pandemic people, kind of last this thing on a lot of people’s minds, just changing their bank account. So we do see that starting to pick up already in the U.S. in the first quarter, it is delayed a little bit in Europe, just because of the challenges that they’ve had with the vaccine rollout.

And so on that is getting better now, the vaccine situation improving. I think you’ve probably all seen the news over the last couple of days that Europe plans to be open for travel and in the summertime this coming up here. So I think those are signs that Europe is also moving in the right direction. And we’ll see a benefit from that. We have always said this year that things would get sequentially better, quarter-to-quarter as different parts of the world come out of the pandemic period and, in different levels of, with different levels of speed in success. So I don’t see anything at this point, that’s materially different than what we expected coming into the year.

<<Mike Cikos, Analyst, Needham & Company>>

Terrific. All right. And we’ll have to leave it there. I know we ran just a minute over, but a Scott, thank you for joining us today. And I hope everyone enjoys the rest of the conference. Thank you.

<<Scott M. Clements, Chief Executive Officer and President>

Thanks a lot for having us, Mike really appreciate it. Absolutely. Bye-bye.